Exhibit (d)(60)
PACIFIC SELECT FUND
AMENDMENT NO. 2 TO THE PORTFOLIO MANAGEMENT AGREEMENT
     The Portfolio Management Agreement (the “Agreement”) the first made the 28th day of December, 1999 and the second made the 6th day of August, 2004, by and among Pacific Life Insurance Company (“Investment Adviser”), a Nebraska corporation, Capital Guardian Trust Company (“Portfolio Manager”), a California corporation, and Pacific Select Fund, a Massachusetts business trust (“Fund”), is hereby amended to add the provisions set forth below (together the “Amendment”), which is made this 15th day of March, 2006.
     In consideration of the renewal of the premises, the promises, and the mutual covenants contained in the Agreement and the good and fair consideration paid in connection with that Agreement.
Section 2 of the Agreement, Portfolio Manager Duties, is amended to add the following:
Portfolio Manager:
1.	will provide assistance to the Investment Adviser, custodian or recordkeeping agent for the Fund in determining or confirming, consistent with the procedures and policies stated in the Fund’s valuation procedures and/or the Registration Statement, the value of any portfolio securities or other assets of the Portfolios for which the Investment Adviser, custodian or recordkeeping agent seeks assistance from the Portfolio Manager or identifies for review by the Portfolio Manager. This assistance includes (but is not limited to): (i) designating and providing timely access, independently on an as needed basis and upon the request of the Investment Adviser or custodian, to one or more employees of the Portfolio Manager who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall use best efforts to be available for consultation when the Board’s Valuation Committee convenes; (ii) notifying the Investment Adviser in the event the Portfolio Manager determines, with respect to a security that is held by the Portfolio, of the value of such security pursuant to the Portfolio Manager’s procedures for determining the fair value of a security; (iii) obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Portfolios; (iv) verifying pricing and providing fair valuations or recommendations for fair valuations in accordance with the Fund’s valuation procedures, as they may be amended from time to time; and (v) maintaining adequate records and written backup information with respect to the securities valuation services provided hereunder, and providing such information to the Investment Adviser or the Fund upon request. Such records shall be deemed Fund records.
2.	will assist the Fund and the Fund’s Chief Compliance Officer (“CCO”) in complying with Rule 38a-1 under the 1940 Act. Specifically, the Portfolio Manager represents and warrants that it shall maintain a compliance program in accordance with the requirements of Rule 206(4)-7 under the Advisers Act, and shall provide the CCO with reasonable access to information regarding the Portfolio Manager’s compliance program, which access shall include on-site visits with the Portfolio Manager as may be reasonably requested from time to time. In connection with the periodic review and annual report required to be prepared by the CCO pursuant to Rule 38a-1, the Portfolio Manager agrees to provide certifications as may be reasonably requested by the CCO related to the design and implementation of the Portfolio Manager’s compliance program.
3.	will provide reasonable assistance to the Fund’s custodian to process class action paperwork for any security held within the portfolio managed by Portfolio Manager during its management at the direction of the Investment Adviser, as the Investment Adviser may direct from time to time.
4.	will comply with the Fund’s policy on selective disclosure of portfolio holdings of the Fund (the “Selective Disclosure Policy”), as provided in writing to the Portfolio Manager and as may be amended and with such interpretations in meaning as may be communicated by counsel to the Portfolio Manager from time to time. The Portfolio Manager agrees to provide an annual certification with respect to compliance with the Fund’s Selective Disclosure Policy.
5.	will notify the Investment Adviser promptly in the event that, in the judgment of the Portfolio Manager, Portfolio share transaction activity becomes disruptive to the ability of the Portfolio Manager to effectively manage the assets of a Portfolio consistent with the Portfolio’s investment objectives and policies.
6.	will provide assistance as may be reasonably requested by the Investment Adviser in connection with compliance by the Portfolios with any current or future legal and regulatory requirements related to the services provided by the Portfolio Manager hereunder.
7.	will provide such certifications to the Fund as the Fund or the Investment Adviser may reasonably request related to the services provided by the Portfolio Manager hereunder.
Section 3 of the Agreement, Disclosure about Portfolio Manager, is amended to add the following:
The Portfolio Manager further agrees to notify the Investment Adviser and the Fund immediately of any material fact known to the Portfolio Manager respecting or relating to the Portfolio Manager that is not contained in the most recent Registration Statement or prospectus for the Fund, as has been provided to the Portfolio Manager, or any amendment or supplement thereto, as has been provided to the Portfolio Manager, or of any statement respecting or relating to the Portfolio Manager contained therein that becomes untrue in any material respect. With respect to the disclosure respecting each Portfolio, the Portfolio Manager represents and agrees that the description in the Fund’s most current prospectus as has been provided to the Portfolio Manager contained in the following sections: “The portfolio’s investment goal,” and “What the portfolio invests in” (collectively, “Portfolio Description”) is consistent with the manner in which the Portfolio Manager intends to manage each Portfolio, and the description of “Risks you should be aware of” (“Risk Description”) is consistent with risks known to the Portfolio Manager that arise in connection with the manner in which the Portfolio Manager intends to manage the Portfolio. The Investment Adviser shall provide to the Portfolio Manager advance notice of any material change or material update to the Registration Statement or prospectus, in advance to the extent feasible, relating to the Fund managed by the Portfolio Manager.

Section 4 of the Agreement, Expenses, is amended to add the following:
The Fund, the Portfolio Manager and the Investment Adviser shall not be considered as partners or participants in a joint venture.
IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year provided above for the Amendment.

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ James T. Morris	By:	/s/ Audrey L. Milfs

Name:	James T. Morris	Name:	Audrey L. Milfs
Title:	Chief Operating Officer	Title:	Vice President and Secretary

CAPITAL GUARDIAN TRUST COMPANY

By:	/s/ Lee K. Yamauchi
Name:	Lee K. Yamauchi
Title:	Vice President

PACIFIC SELECT FUND

By:	/s/ James T. Morris
Name:	James T. Morris
Title:	President